CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                    MERRILL LYNCH PREFERRED FUNDING V, L.P.

            This Certificate of Limited Partnership of Merrill Lynch Preferred Funding V, L.P. (the "Partnership"), dated as of January 8, 1998, is being duly executed and filed by Merrill Lynch & Co., Inc., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101, et seq.).

            (a) Name. The name of the limited partnership formed hereby is Merrill Lynch Preferred Funding V, L.P.

            (b) Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o CT Corporation, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

            (c) Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is CT Corporation, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

            (d) General Partner. The name and the business mailing address of the sole general partner of the Partnership is: Merrill Lynch & Co., Inc., a Delaware corporation, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

                                        Merrill Lynch & Co., Inc.,
                                        as sole general partner


                                        By: /s/ THERESA LANG
                                            --------------------------
                                            Name:  Theresa Lang
                                            Title: Senior Vice President
                                                   and Treasurer